UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2011
DIGITILITI, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53235	26-1408538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

266 EAST 7TH STREET, 4TH FLOOR SAINT PAUL, MINNESOTA	55101
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (651) 925-3200

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 1, 2011, Kedar R. Belhe provided notice to the Company reflecting his resignation as a member of the Company’s Board of Directors in order to pursue unrelated business opportunities, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Mr. Belhe had no disagreements with the Company and his contributions as a member of the Company’s Board of Directors have been a great value to the Company. Mr. Belhe’s resignation from the Company’s Board of Directors includes the resignation of his Chairmanship of the Compensation Committee and his membership on the Nominating and Governance Committee. Mr. Belhe has approved this filing.

(b) Effective December 1, 2011 and in accordance with the terms of the Junior Secured Convertible Promissory Note and Warrant Purchase Agreement (“Purchase Agreement”) entered into on June 28, 2011 between Digitiliti, Inc. (the “Company”) and certain Investors (“Investors”), Jack B. Scheetz resigned as the Company’s Interim President and Chief Executive Officer, as contemplated by Mr. Scheetz employment agreement. Mr. Scheetz will remain a member of the Company’s Board of Directors and plans to have a continuing active role with the Company in its strategic developments.

(c) Effective December 1, 2011, David Macey became the Company’s President and Chief Executive Officer and was elected to the Company’s Board of Directors. Mr. Macey served as Chief Executive Officer of SwiftKnowledge, Inc. since 2010. SwiftKnowledge is a global provider of web-based business intelligence (BI) software that offered the only cloud computing-based suite designed for the financial industry. From 2008 until the sale of McAfee, Inc. in 2010, Mr. Macey served as vice president and general manager of McAfee Inc.’s industry-leading, $300 million Web and Email Security business unit, where he grew the business unit’s revenue by 19 percent year-over-year and was responsible for its engineering, product management and product marketing functions. During 2008, Mr. Macey served as vice president and general manager of the $100 million Secure Web Gateway division of Secure Computing, where he increased the division’s revenue by 45 percent year-over-year, achieved top market share in the web security appliance segment for International Data Corp.’s 2008 ranking, and implemented new product development and quality assurance processes. Secure Computing was sold to McAfee in 2008. From 2003 to 2007, Mr. Macey served as vice president of enterprise content management sales at Oracle Corp. and executive vice president of international operations at Stellent, Inc. – which was acquired by Oracle in March 2007 – where he grew international sales by more than 100 percent during a 36-month period. Before joining Stellent, Mr. Macey was the chairman and chief technology officer for Millennium Communications Corp., a regional U.S. Internet services provider. Overall, Mr. Macey brings more than 17 years of industry experience to his role as President and CEO of the Company.

In connection with his appointment, Mr. Macey and the Company executed an Employment Agreement that identifies a base salary of $190,000 per year along with the opportunity to receive performance incentive bonuses of up to $120,000 during 2012, along with discretionary performance bonuses as determined by the Company’s Compensation Committee. In addition, Mr. Macey will be granted an option on December 31, 2011, to purchase 4,000,000 shares of the Company’s common stock with the exercise price equaling the closing price of the Company’s common stock on December 31, 2011 that will vest ratably as to one-third (1/3rd) on on December 31, 2011, one-third (1/3rd) on December 31, 2012 and one-third (1/3rd) on December 31, 2013. Mr. Macey will also be granted on option on December 31, 2011 to purchase 6,000,000 shares of common stock “Performance Options” that will vest ratably as to one-third (1/3rd) on December 31, 2012, one-third (1/3rd) on December 31, 2013 and one-third (1/3rd) on December 31, 2014. The vesting of these performance options are conditioned on Mr. Macey meeting or exceeding certain revenue targets to be agreed to between Mr. Macey and the Company’s Board of Directors.

Additional terms of Mr. Macey’s employment are documented in his Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.                    Description

10.1	Effective December 1, 2011, Mr. Kedar Belhe resigned from the Company’s Board of Directors and associated Committees.

10.2	Employment Agreement dated December 1, 2011, between David Macey and Digitiliti, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DIGITILITI, INC.
Date: December 6, 2011
By: /s/ William McDonald
Name: William McDonald
Title: Chief Financial Officer
5450729v3